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                                                                     Exhibit 5.1

                     [Letterhead of Latham & Watkins LLP]


December 14, 2005



DealerTrack Holdings, Inc.
1111 Marcus Avenue
Suite M04
Lake Success, New York 11042

        Re: Registration Statement on Form S-8 with respect to 7,435,465 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

        In connection with the preparation and filing by DealerTrack Holdings, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of 7,435,465 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, which may be issued pursuant to the Company's 2005 Incentive Award Plan (the "Incentive Plan"), the Company's 2001 Stock Option Plan (the "Option Plan"), the Company's Employee Stock Purchase Plan, the Company's Employees' Deferred Compensation Plan and the Company's Directors' Deferred Compensation Plan (collectively, the "Plans") and which includes 3,540,547 shares that are subject to outstanding options pursuant to the Incentive Plan and the Option Plan, you have requested our opinion with respect to the matters set forth below.

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquires, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the
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DealerTrack Holdings, Inc.
December 14, 2005
Page 2

Latham & Watkins LLP

applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

        Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

        This opinion is being rendered at your request solely for your benefit and may be relied upon solely by you. This opinion may not be relied upon in any matter by any other person or entity without our prior written consent. This opinion is not intended to be relied on in connection with any transaction other than those described herein. This opinion letter is being delivered to you on the understanding that neither it nor its contents may be published, communicated or otherwise made available, in whole or in part, to any person or entity other than DealerTrack Holdings, Inc. without, in each instance, our specific prior written consent.

        We consent to your filing this opinion as an exhibit to the Registration Statement.


                                                Very truly yours,


                                                /s/ LATHAM & WATKINS LLP